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                                                                    EXHIBIT 99.1
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Press Release

SOURCE: Storage Computer Corporation
Storage Computer Receives $5 Million Equity Investment

NASHUA, N.H.--Aug. 16, 2001--Storage Computer Corporation (AMEX:SOS - news), a leading worldwide provider of high-performance storage, today announced that it has completed a $5,000,000 financing through a private placement of Preferred Stock to Rose Glen Capital Group, an existing institutional investor in the Series C Convertible Preferred Stock of the Company.

The new Series E Convertible Preferred Stock is convertible into 771,605 shares at a fixed conversion price of $6.48 and may be converted at any time until October 31, 2003 when conversion is automatic. Except for a preference on liquidation, the Series E Convertible Preferred Stock is essentially equivalent to a common stock in that it is nonvoting, bears no dividends and contains no anti-dilution protection or other special rights. The investment also includes the issuance of warrants to acquire common shares at $10.80 per share.

Peter Hood, the Company's Chief Financial Officer commented, "We are pleased that Rose Glen Capital Group was willing and able to extend its commitment to the Company. They now have invested $17,000,000 in the Company. We view this as important validation of the Company's progress as we believe that Rose Glen Capital Group shares our optimism about the optical networked storage sector and Storage Computer's early technological leadership position, as well as management's aggressive action in the enforcement of the Company's extensive intellectual property rights."

About Storage Computer Corporation

Storage Computer Corporation (AMEX:SOS - news), a leading worldwide provider of high performance storage solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system architectures Storage Computer's high-bandwidth storage technology supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast content, medical imaging and more. Storage Computer's worldwide headquarters are in Nashua, New Hampshire, with subsidiaries and distribution in over 20 countries. Company information may be found at http://www.storage.com.

This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.

Contact:

  Storage Computer Corporation
  Peter N. Hood, CFO
  (603) 880-3005  ext. 9
  ir@storage.com